NEWS RELEASE Patrick Industries and LCI Industries Terminate Discussions Regarding Potential Merger of Equals ELKHART, IN, May 4, 2026 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, today announced that the Company and LCI Industries (NYSE: LCII) have terminated discussions regarding a potential business combination. While there was consensus on leadership of the combined company, continued execution of Patrick’s strategic plan and vision, and other key aspects of a potential transaction in alignment with a merger of equals, the companies were unable to reach agreement on certain other key terms. Patrick and LCI previously confirmed discussions on April 17, 2026, and noted at that time there could be no assurance that any transaction would result from such discussions. Andy Nemeth, Chief Executive Officer of Patrick issued the following statement: “Our commitment to our customers, our shareholders, and our team members remains our priority in evaluating any opportunity, and throughout this process we have been unwavering on the delivery of value in alignment with our strategic plan and vision. We are steadfast in our commitment to our independent brand-fronted foundation and customer partnerships in alignment with our business model. With our diversified platform, strong balance sheet and cash flows, and disciplined capital allocation strategy, we are uniquely positioned to outperform our end markets through organic growth, innovation, and the continued execution of our proven M&A strategy. We currently have a robust pipeline of high-quality opportunities, and are fully committed to driving long-term shareholder value and exceptional customer service as a premier component solutions provider.” About Patrick Industries, Inc. Patrick (NASDAQ: PATK) is a leading component solutions provider serving original equipment manufacturers and aftermarket customers in the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Our customer- focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs more than 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com. Forward-Looking Statements This press release contains certain statements regarding a potential transaction and the anticipated timing, terms, and completion of any such transaction, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made. Contact: Steve O'Hara

Vice President of Investor Relations oharas@patrickind.com 574.294.7511